UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 11, 2013

Royal Hawaiian Orchards, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9145	99-0248088
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26-238 Hawaii Belt Road, Hilo, Hawaii	96720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 808-969-8057

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principle Officers; Election of Directors; Appointment of Principal Officers.

Royal Hawaiian Orchards, L.P. announced on February 11, 2013 that Jon Miyata has joined the Partnership as its Vice President and Chief Accounting Officer effective February 4, 2013.     Mr. Miyata has 30 years of experience in financial management and accounting.  Prior to joining the Partnership, he was employed with HPM Building Supply,  a lumber and building supplies distributor, where he served as Senior Vice President of Distribution Operations from 2007 to 2012 and Vice President and Chief Financial Officer from 1999 to 2006.  Mr. Miyata formed The Termite Mesh Company, and served as President and RME from 1999 to 2010.  From 1992 to 1999, he served as the Controller of M. Sonomura Contracting Company.  Prior to that, Mr. Miyata, worked at Coopers & Lybrand from 1984 to 1992, where he was a business assurance senior manager.  At age 52, he holds a Bachelors of Arts in Accounting and Finance from the University of Hawaii.  Mr. Roumagoux, the Partnership’s interim CFO, has agreed to stay for a period of time to assist Mr. Miyata with the transition.

Under the terms of the employment, Mr. Miyata will receive an annual salary of $150,000 and is entitled to the Partnership’s standard package of employee benefits.  He is eligible to participate in the short-term executive compensation plan under which his bonus, if any, will be determined in the discretion of the Board of Directors of the General Partner.

Item 9.01.  Exhibits

Exhibit 99.1  Press Release “Royal Hawaiian Orchards, L.P. Appoints New Executive Officer”

EXHIBIT INDEX

Exhibits

99.1  Press Release “Royal Hawaiian Orchards, L.P. Appoints New Executive Officer”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Hawaiian Orchards, L.P.
(Registrant)

Date: February 11, 2013
	By:	Royal Hawaiian Resources, Inc.
Managing General Partner

	By:	/s/ Dennis J. Simonis
Dennis J. Simonis
President and Chief Executive Officer